Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-42224 and No. 333-105720 on Form S-8 of Brinker International, Inc. of our report dated May 29, 2020, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the Brinker International 401(k) Savings Plan for the year ended December 31, 2019.
/s/ Whitley Penn LLP
Dallas, Texas
May 29, 2020

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